AMENDMENT TO STOCK OPTION AGREEMENT, WAIVER AND RELEASE

     THIS AMENDMENT TO STOCK OPTION AGREEMENT, WAIVER AND RELEASE (the “Agreement”) is executed and effective on and as of December 15, 2011 (the “Execution Date”) by and between PediatRx, Inc., a Nevada corporation (the “Corporation”), and Jorge Rodriguez (“RODRIGUEZ”).

RECITALS

     WHEREAS, the Corporation and RODRIGUEZ believe it to be in their respective best interests to terminate the Employment Agreement between the Corporation and RODRIGUEZ dated as of July 1, 2010 (the “Employment Agreement”) and to set forth the parties’ rights and obligations with respect to each other and with respect to other investors in connection with all amounts to be paid to RODRIGUEZ and the termination of his contract dated July 1, 2010.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, RODRIGUEZ and the Corporation agree as follows:

     1. Termination of Employment Agreement. The Employment Agreement is hereby terminated effective on the Execution Date.

     2. Amendment to Stock Option Agreement. This Agreement amends the Stock Option Agreement dated March 4, 2011 (the “Stock Option Agreement”) between the Corporation and RODRIGUEZ in the following respects:

     (a) all of the Options that have not vested on or before the Execution Date shall terminate effective on the Execution Date;
     (b) notwithstanding any provision in the PediatRx Inc. 2011 Stock Option Plan (the “Plan”) to the contrary, RODRIGUEZ shall have until 5 O’clock p.m., Eastern Time on December 15, 2012 to exercise the 105,000 stock options that remain vested pursuant to the terms of this Agreement, which, if exercised, must be exercised pursuant to the terms of the Stock Option Agreement. All of Rodriguez’s stock options, to the extent they have not already terminated or expired, shall expire on December 15, 2012.
     (c) in the event that Rodriguez exercises any stock options on or after the Execution Date, they shall be treated for all purposes as if they are Non-Qualified Stock Options (as contemplated in the Plan).

     3. Resignation From Office. RODRIGUEZ hereby resigns from any and all offices held with the Corporation or any of its subsidiaries or affiliates, and he hereby relinquishes and waives any expectation of a position as an officer, director, employee or consultant of the Corporation effective as of the Execution Date.

     4. Payment. In consideration of RODRIGUEZ’s execution of this Agreement, RODRIGUEZ shall receive a one-time lump sum gross payment (the “Payment”) in the amount of Nineteen Thousand Five Hundred dollars (US $ 19,500.00) which shall be payable not later than five (5) business days after the expiration of the revocation period set forth in paragraph 6(c) of this Agreement, below. The amount of the Payment shall be reduced by appropriate withholdings as required by law.

RODRIGUEZ hereby acknowledges that the Payment includes all monies payable to him by the Corporation and without limitation. In addition, the Corporation does not offer any further compensation, benefits or coverage of any kind. RODRIGUEZ also acknowledges that no additional monies are due him from any Officer, Employee, consultant, individual related to the Corporation or any stockholder or investor.

     5. Property. RODRIGUEZ hereby covenants that all Corporation property, including but not limited to any copies of original documents, in the possession of RODRIGUEZ will be returned to the Corporation within five (5) business days of RODRIGUEZ’s execution of this Agreement. RODRIGUEZ agrees to transfer to Corporation any communications, proposals, quotes or any such material related to development or commercialization of products currently being marketed, developed or considered for marketing or development by Corporation, including but not limited to materials relating to Granisol, Aquoral, Soltamox and any related interactions with any other third party.

     6. General Release and Waiver.

     (a) RODRIGUEZ hereby releases, remises, acquits and discharges the Corporation and its respective subsidiaries, partners, directors, agents, executives, , consultants, independent contractors, investors, attorneys, advisers, successors and assigns, jointly and severally, from any and all claims, known or unknown, which RODRIGUEZ, his heirs, successors, or assigns have or may have against any of such parties whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited, claims of discrimination under the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, Title VII of the United States Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, the Law Against Discrimination of the State of New Jersey, the State of Illinois, the State of Nevada, the Conscientious Employee Protection Act of the State of New Jersey, or any other federal, state or local law concerning wages, employment or discharge, and any other law, rule, or regulation or disability claim under any such laws, or any laws concerning securities or stock ownership. This release relates to claims arising from and during his relationship with the Corporation or as a result of the termination of such relationship. This release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, contract damages, tort claims, compensatory damages or punitive damages, in any such case whether or not such claims have been previously asserted by RODRIGUEZ. RODRIGUEZ further agrees that he will not file or permit to be filed on his behalf any such released claim. This release shall not apply to the obligations set forth in this Agreement.

     (b) Except as otherwise specifically provided for herein, the Corporation hereby releases, remises, acquits and discharges RODRIGUEZ from any and all known claims which the Corporation, its successors, or assigns may have against RODRIGUEZ.

     (c) RODRIGUEZ hereby acknowledges that he has been informed pursuant to the Federal Older Workers Benefit Protection Act of 1990 that:

i.	RODRIGUEZ has the right to consult with an attorney before signing this Agreement;

ii.	RODRIGUEZ does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed;

iii.

RODRIGUEZ hereby acknowledges that he has been provided with the opportunity to take twenty-one (21) business days to consider whether to execute this Agreement, and RODRIGUEZ has chosen to waive such period should he execute this Agreement prior to the expiration of that twenty- one (21) day waiting period.

iv.

RODRIGUEZ understands that during the seven (7) days following his execution of this Agreement, RODRIGUEZ may revoke his agreement hereto at any time by notifying the Corporation in writing. RODRIGUEZ acknowledges and agrees that in the event that RODRIGUEZ revokes his agreement hereto this entire Agreement will be thereby revoked.

     (d) RODRIGUEZ expressly acknowledges that the Payment is a benefit to which he would not be entitled without executing this Agreement, and constitutes consideration for the release, waiver and amendments referred to herein.

     7. Non-Disparagement.

     (a) RODRIGUEZ agrees not to make any statements, in writing or otherwise, that disparage the reputation or character of the Corporation or any of its affiliates, its respective officers, directors, employees and agents, at any time for any reason whatsoever, except in connection with any litigation or administrative proceedings by or between RODRIGUEZ and the Corporation or as otherwise required by law.

     (b) The Corporation agrees not to make any statements, in writing or otherwise, that disparage the reputation or character of RODRIGUEZ, at any time for any reason whatsoever, except in connection with any litigation or administrative proceedings by or between Corporation and RODRIGUEZ or as otherwise required by law.

     8. Non-Compete and Non-Raiding. RODRIGUEZ agrees that for a period of 12 months after the effective date of this Agreement, whether as a consultant, principal, partner, director or employee, he will not, anywhere in the U.S.A: (i) directly or indirectly compete or enter in to a competitive arrangement in connection with a competitor company, defined as a company engaged in development, reformulation, formulation, marketing of prescription, branded products which compete directly with Granisol, Aquoral or Soltamox (ii) solicit or accept orders with or for any of the Company’s products or business activities (iii) solicit or request investments or funds from any person or entities directly affiliated with the Company or for any entity which directly competes with the Company and/or (iv) solicit, divert or take away or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts of the Company. In addition to the above, for a period of 12 months after the Execution Date, RODRIGUEZ shall not solicit or entice away any current employee or current consultant from the Company or its affiliates.

Notwithstanding anything to the contrary herein, the non-competition provisions set forth above may be waived, in the sole discretion of the Corporation, in a written instrument signed by the Chairman of the Board, or President of the Company.

     9. Indemnification and Cooperation. RODRIGUEZ agrees to cooperate as reasonably required, and to the extent reasonably possible, in the event of litigation in which the Corporation determines that RODRIGUEZ’s involvement would be helpful. To the fullest extent permitted by law, the Corporation will indemnify, hold harmless and defend RODRIGUEZ in the event of any claim made against RODRIGUEZ relating to or arising from his association with the Corporation, other than those brought about by RODRIGUEZ’s conduct.

     10. Waiver and Release Agreement. Nothing in this Agreement shall be construed to constitute any admission of liability of any kind whatsoever by the Corporation, its investors, directors, officers, consultants or its stockholders, and they each specifically deny any liability of any kind whatsoever to RODRIGUEZ.

     11. Attorney’s Fees. If any party breaches this Agreement, the other party shall be entitled to attorney’s fees in addition to any damages established as a result of the breach. RODRIGUEZ recognizes that the Corporation would also be entitled to injunctive relief restraining any violation of paragraph 8 or 9.

     12. General Provisions.

     (a) If any provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision will be modified to the extent necessary to permit it to be enforceable, and the remaining provisions of this Agreement will continue to be in force. The parties agree that this Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New Jersey without regard to its conflicts of law rules.

     (b) The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of a party to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. This Agreement is binding upon the representatives of RODRIGUEZ and upon the successors and assigns of the Corporation.

     (c) The Parties agree that this Agreement shall be held in strict confidence and shall not be disclosed except as required by law.

     (d) The section headings contained in this Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Agreement.

     (e) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

The parties have executed this Agreement as of the Date of Execution.

PEDIATRX, INC.

By: /s/ Cameron Durrant
Name: Cameron Durrant
Title: CEO
Date: December 15, 2011

JORGE RODRIGUEZ

/s/ Jorge Rodriguez
Name: Jorge Rodriguez
Date: December 15, 2011